Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD FIRST QUARTER RESULTS

Las Vegas, Nevada, April 19, 2005 — MGM MIRAGE (NYSE: MGG) today reported its first quarter 2005 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) increased to an all-time record $0.87 in the first quarter of 2005, eclipsing the Company’s previous best of $0.74 earned in the second quarter of 2004; the Company earned $0.70 in the 2004 first quarter. The strong earnings resulted from several positive factors, including strong gaming volumes and continued strength in hotel and other non-gaming results, driven by a strong convention calendar and increased room rates as well as new amenities at several resorts.

REVPAR (revenue per available room) at the Company’s Las Vegas Strip resorts was $167, an impressive year-over-year increase of 15%, on top of last year’s 11% first quarter increase over 2003. Table games volume, including baccarat, increased 9% in the quarter and slot revenue increased 13%.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, property transactions, and loss on early retirement of debt.1 On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations increased to $0.75 in the 2005 quarter from $0.66 in the first quarter of 2004. GAAP diluted EPS, including the results of discontinued operations, was $0.75 in the 2005 period versus $0.72 in 2004.

“The excellent operating results of the first quarter continue to demonstrate the power of our focused strategy, and we continue to build momentum leading up to the combination with Mandalay Resort Group,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “Our ongoing investments in our premium portfolio of resorts will allow us to further raise the bar when it comes to generating superior results among gaming companies, and the addition of Mandalay’s properties and people will further solidify our competitive position.”

First Quarter 2005 Company Highlights

•	Generated net revenues of $1.2 billion, up 13% from 2004;

•	Produced property-level EBITDA[2] of $437 million, up 18% over prior year and an all-time Company record for any quarter; operating income of $293 million was up 15% over 2004;

•	The addition of the Spa Tower at Bellagio propelled that resort to an all-time record quarterly profit;

•	MGM Grand Las Vegas reported record results on several fronts as it successfully continued its repositioning of the resort, debuting the West Wing, newly renovated rooms offering modern style and amenities;

•	Invested $105 million of capital in the Company’s resorts, with new amenities including a poker room, a relocated race and sports book and a lounge – Centrifuge – at MGM Grand Las Vegas and the world-famous Carnegie Deli at The Mirage;

•	Reduced debt by $124 million;

•	Announced the sale of Mandalay’s interest in MotorCity Casino in Detroit;

•	Announced a 2-for-1 stock split, subject to stockholder approval of an increase in the number of authorized shares at the Company’s annual meeting of stockholders on May 3, 2005.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the first quarter:

	Three months ended
	March 31,
	2005	2004
	(In millions)
Casino revenue	$614.8	$558.7
Non-casino revenue, net	589.3	507.7
Net revenue	1,204.1	1,066.4
Operating income	293.2	254.7
Income from continuing operations	111.1	97.1
Discontinued operations, net	—	8.7
Net income	111.1	105.8

Property-level EBITDA[2]	$437.1	$370.5
EBITDA (after corporate expense)[2]	410.3	354.8
Adjusted Earnings	128.1	102.4

Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM Grand Australia for all periods presented. The results of these operations are classified as discontinued operations.

Net revenue in the first quarter increased 13% from prior year. Results were strong in all operating departments. A solid convention calendar and increased visitation to Las Vegas yielded significant gains in room rates and the Company experienced excellent levels of customer play during the key Super Bowl and Chinese New Year periods.

Casino revenue increased 10% in the 2005 quarter. Table games volume, including baccarat, was up 9% from the prior year’s quarter, with a 39% increase in baccarat volume, continuing the trend from the latter half of 2004. Table games hold percentages were at the mid-point of the Company’s normal range for both the 2005 and 2004 first quarters. Company-wide slot revenue in the quarter was up 13% from 2004, on top of a 10% increase in 2004 over 2003. Bellagio’s slot revenue increased over 30% due to the additional customers from the Spa Tower expansion, and other strong performances were turned in at Beau Rivage, MGM Grand Detroit and New York-New York.

Non-casino revenue was up 16% in the quarter. Hotel revenue was up 17%, with occupancy of 92% in the first quarter of 2005, versus 90% in 2004, and a higher average daily room rate (“ADR”) of $155 versus $138 in 2004. This is the highest quarterly ADR in the Company’s history. As a result, REVPAR was $143, up 15% over REVPAR of $124 in 2004. We had significantly more rooms available with the Bellagio expansion and a full complement of rooms available at New York-New York, which was remodeling its rooms in the prior year, partially offset by room remodel activity at MGM Grand Las Vegas.

Food and beverage revenue increased 12%, as the addition of several restaurants and lounges since the first quarter of 2004 as well as overall strong customer volumes generated increased utilization at our restaurants, lounges and nightclubs. The addition of the Spa Tower led to an 18% increase in food and beverage revenue at Bellagio. Entertainment revenues were up significantly, 31%, over the prior year quarter as a result of the contribution from KÀ.

EBITDA increased 16% for the quarter, reflecting the operating trends described above and the benefit of the results from Borgata, which led to a 45% increase in income from unconsolidated affiliates. The Company’s property-level EBITDA margin was 36% in 2005 versus 35% in the 2004 first quarter, a record margin for the Company. Operating income increased 15% over prior year.

First quarter 2005 Adjusted Earnings increased by 25% compared to 2004 due primarily to the higher operating income, offset by higher interest expense from fixed rate borrowings. Non-operating income (expense) includes a $19.5 million ($0.09 per share, net of tax) loss on early retirement of debt, which is excluded from Adjusted Earnings, and $6.7 million ($0.03 per share, net of tax) of income from the favorable resolution of a pre-acquisition contingency related to the Mirage Resorts acquisition, which is included in Adjusted Earnings. For the first quarter of 2005, Adjusted Earnings excluded $26.2 million ($17.0 million, net of tax) of items as follows:

•	Net property transactions of $4.2 million ($2.7 million, net of tax), including $3.1 million of demolition costs, primarily at MGM Grand Las Vegas in connection with room remodel activity and at The Mirage in connection with the showroom remodel, and other net losses on disposal of assets;

•	Preopening and start-up expenses of $2.5 million ($1.6 million, net of tax), related to the Spa Tower, Residences at MGM Grand and other projects at MGM Grand Las Vegas, such as the new poker room and new restaurants;

•	Loss on early retirement of debt of $19.5 million ($12.7 million, net of tax) related to the early redemption of the Company’s 6.875% Senior Notes due February 2008, classified within “Other, net”.

In the first quarter of 2004, items excluded in the determination of Adjusted Earnings included minor amounts of preopening and start-up expenses and restructuring costs, property transactions of $1.7 million ($1.1 million, net of tax) related primarily to the Bellagio expansion and room remodel projects, and a loss on early retirement of debt of $5.5 million ($3.6 million, net of tax) related to the repurchase and retirement of the Company’s publicly-traded debt securities.

Income from discontinued operations includes the results of Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM Grand Australia. Pretax income from discontinued operations was $14 million in the 2004 first quarter which included the $8 million gain on the sale of the Golden Nugget resorts.

Financial Position

The Company generated significant operating cash flow in the first quarter as a result of its positive operating results. The Company utilized available cash flow in part to repay $124 million of net debt and invest $105 million in capital projects.

First quarter capital investments included the costs for the completion of the Bellagio expansion, construction of the new theatre for Cirque du Soleil at The Mirage, the new golf course at Beau Rivage, room remodel and casino expansion activity at MGM Grand Las Vegas and other routine capital expenditures.

“We expect that tremendous cash flow generated by our resorts, along with the addition of Mandalay Resort Group, will fuel significant debt reduction through the remainder of 2005,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “We are also planning on continuing our targeted capital investments, with plans for several new restaurants and other amenities at The Mirage and MGM Grand Las Vegas, and we are working at a rapid pace on the design phase of Project CityCenter.”

Outlook

The Company expects same-store REVPAR growth of approximately 10% for the second quarter, after an 11% increase in the prior year. “Our trends remain vibrant and strong room pricing should once again lead to a year-over-year increase in EBITDA,” Mr. Murren said. “We believe our Adjusted Earnings, on a same store basis, will be in the range of $0.70 to $0.75 per share, excluding any impact from the Mandalay merger and before adjusting for our proposed 2-for-1 stock split.”

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the second quarter of 2005 at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com.

1       Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

2       EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.

* * *

MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at <http://www.mgmmirage.com>.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenues:
Casino	$614,813	$558,723
Rooms	274,054	234,961
Food and beverage	243,478	217,764
Entertainment	88,147	67,242
Retail	44,879	45,098
Other	60,835	51,086

	1,326,206	1,174,874
Less: Promotional allowances	(122,071)	(108,438)

	1,204,135	1,066,436

Expenses:
Casino	310,789	283,920
Rooms	69,479	62,211
Food and beverage	134,311	119,620
Entertainment	60,065	46,633
Retail	29,584	28,546
Other	39,465	32,889
General and administrative	158,364	146,298
Corporate expense	26,791	15,738
Preopening and start-up expenses	2,524	381
Restructuring costs (credit)	(66)	414
Property transactions, net	4,203	1,739
Depreciation and amortization	110,495	97,553

	946,004	835,942

Income from unconsolidated affiliates	35,045	24,172

Operating income	293,176	254,666

Non-operating income (expense):
Interest income	1,697	903
Interest expense, net	(101,468)	(89,810)
Non-operating items from unconsolidated affiliates	(2,787)	(6,205)
Other, net	(15,691)	(7,154)

	(118,249)	(102,266)

Income from continuing operations before income taxes	174,927	152,400
Provision for income taxes	(63,848)	(55,260)

Income from continuing operations	111,079	97,140

Discontinued operations
Income from discontinued operations, including gain on disposal of $8,186 (three months 2004)	—	13,869
Provision for income taxes	—	(5,161)

	—	8,708

Net income	$111,079	$105,848

Per share of common stock:
Basic:
Income from continuing operations	$0.79	$0.68
Discontinued operations	—	0.06

Net income per share	$0.79	$0.74

Weighted average shares outstanding	141,258	142,115

Diluted:
Income from continuing operations	$0.75	$0.66
Discontinued operations	—	0.06

Net income per share	$0.75	$0.72

Weighted average shares outstanding	147,323	146,847

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Income from continuing operations	$111,079	$97,140
Preopening and start-up expenses, net	1,641	248
Restructuring costs (credit), net	(43)	269
Property transactions, net	2,732	1,130
Loss on debt retirements, net	12,675	3,593

Adjusted earnings	$128,084	$102,380

Per diluted share of common stock:
Income from continuing operations	$0.75	$0.66
Preopening and start-up expenses, net	0.01	—
Restructuring costs (credit), net	—	—
Property transactions, net	0.02	0.01
Loss on debt retirements, net	0.09	0.03

Adjusted EPS	$0.87	$0.70

Weighted average diluted shares outstanding	147,323	146,847

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
EBITDA	$410,332	$354,753
Preopening and start-up expenses	(2,524)	(381)
Restructuring costs (credit)	66	(414)
Property transactions, net	(4,203)	(1,739)
Depreciation and amortization	(110,495)	(97,553)

Operating income	293,176	254,666

Non-operating income (expense):
Interest expense, net	(101,468)	(89,810)
Other	(16,781)	(12,456)

	(118,249)	(102,266)

Income from continuing operations before income taxes	174,927	152,400
Provision for income taxes	(63,848)	(55,260)

Income from continuing operations	$111,079	$97,140

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Bellagio	$331,861	$278,634
MGM Grand Las Vegas	254,242	223,020
The Mirage	160,912	139,054
Treasure Island	100,337	99,796
New York-New York	91,148	82,793
MGM Grand Detroit	113,700	103,917
Beau Rivage	79,476	72,986
Other operations	72,459	66,236

	$1,204,135	$1,066,436

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Bellagio	$118,019	$99,019
MGM Grand Las Vegas	88,317	75,829
The Mirage	54,977	40,128
Treasure Island	30,331	31,303
New York-New York	38,554	32,124
MGM Grand Detroit	38,882	38,562
Beau Rivage	20,701	16,789
Other operations	12,297	12,565
Income from unconsolidated affiliates	35,045	24,172

	$437,123	$370,491

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT
(In thousands)
(Unaudited)

Three Months Ended March 31, 2005

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA
Bellagio	$85,175	$31,443	$665	$—	$736	$118,019
MGM Grand Las Vegas	60,182	25,196	1,609	—	1,330	88,317
The Mirage	40,673	12,533	62	—	1,709	54,977
Treasure Island	22,332	8,000	—	—	(1)	30,331
New York-New York	29,945	8,609	—	—	—	38,554
MGM Grand Detroit	31,865	7,015	—	—	2	38,882
Beau Rivage	15,308	5,313	13	—	67	20,701
Other operations	6,041	6,317	—	—	(61)	12,297
Unconsolidated affiliates	34,976	—	69	—	—	35,045

	326,497	104,426	2,418	—	3,782	437,123
Corporate and other	(33,321)	6,069	106	(66)	421	(26,791)

	$293,176	$110,495	$2,524	$(66)	$4,203	$410,332

Three Months Ended March 31, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$77,091	$20,352	$—	$—	$1,576	$99,019
MGM Grand Las Vegas	51,977	23,518	338	—	(4)	75,829
The Mirage	27,411	12,657	—	—	60	40,128
Treasure Island	22,651	8,660	—	—	(8)	31,303
New York-New York	24,757	7,453	(86)	—	—	32,124
MGM Grand Detroit	30,699	7,474	—	—	389	38,562
Beau Rivage	11,674	5,304	—	—	(189)	16,789
Other operations	8,265	4,385	—	—	(85)	12,565
Unconsolidated affiliates	24,172	—	—	—	—	24,172

	278,697	89,803	252	—	1,739	370,491
Corporate and other	(24,031)	7,750	129	414	—	(15,738)

	$254,666	$97,553	$381	$414	$1,739	$354,753

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Bellagio
Occupancy %	96.1%	95.4%
Average daily rate (ADR)	$247	$255
Revenue per available room (REVPAR)	$237	$243
MGM Grand Las Vegas
Occupancy %	95.2%	92.2%
Average daily rate (ADR)	$159	$139
Revenue per available room (REVPAR)	$152	$128
The Mirage
Occupancy %	97.9%	94.2%
Average daily rate (ADR)	$170	$156
Revenue per available room (REVPAR)	$167	$147
Treasure Island
Occupancy %	98.2%	96.5%
Average daily rate (ADR)	$136	$123
Revenue per available room (REVPAR)	$134	$118
New York-New York
Occupancy %	99.2%	97.5%
Average daily rate (ADR)	$140	$119
Revenue per available room (REVPAR)	$139	$116
Beau Rivage
Occupancy %	89.2%	86.1%
Average daily rate (ADR)	$99	$91
Revenue per available room (REVPAR)	$88	$78
Other operations
Occupancy %	70.3%	69.2%
Average daily rate (ADR)	$50	$43
Revenue per available room (REVPAR)	$35	$30

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$395,746	$435,128
Accounts receivable, net	218,360	204,151
Inventories	70,553	70,333
Deferred income taxes	39,670	28,928
Prepaid expenses and other	85,299	81,662

Total current assets	809,628	820,202

Property and equipment, net	8,909,721	8,914,142
Other assets:
Investments in unconsolidated affiliates	856,241	842,640
Goodwill and other intangible assets, net	232,902	233,335
Deposits and other assets, net	322,806	304,710

Total other assets	1,411,949	1,380,685

	$11,131,298	$11,115,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$123,342	$198,050
Income taxes payable	15,762	4,991
Current portion of long-term debt	14	14
Accrued interest on long-term debt	82,828	116,997
Other accrued liabilities	586,340	607,925

Total current liabilities	808,286	927,977

Deferred income taxes	1,802,297	1,802,008
Long-term debt	5,334,650	5,458,848
Other long-term obligations	163,269	154,492
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 176,606,918 and 173,573,934 shares and outstanding 143,402,918 and 140,369,934 shares)	1,766	1,736
Capital in excess of par value	2,484,121	2,346,329
Deferred compensation	(8,978)	(10,878)
Treasury stock, at cost (33,204,000 and 33,204,000 shares)	(1,110,551)	(1,110,551)
Retained earnings	1,657,314	1,546,235
Accumulated other comprehensive loss	(876)	(1,167)

Total stockholders’ equity	3,022,796	2,771,704

	$11,131,298	$11,115,029